Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 13 DATED JANUARY 16, 2024

TO THE PROSPECTUS DATED APRIL 13, 2023

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 13, 2023 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of February 1, 2024;

•	to disclose the calculation of our December 31, 2023 net asset value (“NAV”) per share for each class of our common stock;

•	to provide an update on the status of our offering;

•	to update the “Experts” section of the Prospectus;

•	to update the "Suitability Standards" section of the Prospectus; and

•	to update the Form of Subscription Agreement.

February 1, 2024 Transaction Price

The transaction price for each share class of our common stock sold in this offering for subscriptions accepted as of February 1, 2024 (and repurchases as of January 31, 2024) is as follows:

Transaction Price (per share)
Class D	$10.25
Class I	$10.29
Class S	$10.60
Class T	$10.65

As of December 31, 2023, we had not sold any Class T shares. As a result, the transaction price for our Class T shares is equal to the NAV per share for our Class E shares as of December 31, 2023. Class E, Class X and Class Y shares are not sold as a part of this offering. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.

December 31, 2023 NAV Per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.jpmreit.com. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV.

The following table provides a breakdown of the major components of our NAV as of December 31, 2023 ($ and shares in thousands):

Components of NAV	December 31, 2023
Investments in real estate	$292,890
Investment in real estate debt	16,825
Investments in real estate-related and other securities	416
Cash and cash equivalents	32,452
Restricted cash	231
Other assets	9,516
Debt obligations	(113,516)
Other liabilities	(3,791)
Stockholder servicing fees payable the following month(1)	—
Non-controlling interests in joint ventures	(3,769)
Mandatorily redeemable instruments(2)	(101,753)
Net Asset Value	$129,501
Number of outstanding shares of common stock	12,362

(1)

Stockholder servicing fees only apply to Class T, Class S, Class D and Class Y shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class T, Class S, Class D and Class Y shares. As of December 31, 2023, we had accrued under GAAP stockholder servicing fees of $0.04 million.

(2)

Represents Class E units in the Operating Partnership and Class E shares (collectively the “Mandatorily Redeemable Instruments”) held by J.P. Morgan Investment Management Inc. (the “Adviser” or “JPMIM”) that are mandatorily redeemable and only subject to delays to the continuous obligation to ultimately redeem such shares once sufficient availability exists under the share repurchase agreements. Therefore, the Mandatorily Redeemable Instruments held by JPMIM are classified as a liability pursuant to ASC 480 Distinguishing Liabilities From Equity and are initially presented at the initial funding amount received, which is equivalent to fair value at the issuance dates. Subsequently, the Mandatorily Redeemable Instruments are carried at their cash redemption value as if the units and shares were repurchased or redeemable at the reporting date, which equals NAV per unit of $10.65. As of December 31, 2023 there were approximately 9.0 million Class E units and approximately 0.5 million Class E shares included in Mandatorily Redeemable Instruments.

The following table provides a breakdown of our total NAV and NAV per share of common stock by share class as of December 31, 2023 ($ and shares in thousands, except per share data):

NAV Per Share	Class D Shares	Class I Shares	Class S Shares	Class T Shares	Class E Shares	Class X Shares	Class Y Shares	Total
Net asset value attributable to common stockholders	$5,162	$55,511	$576	$—	$68,252	$—	$—	$129,501
Number of outstanding shares	504	5,397	54	—	6,407	—	—	12,362
NAV per share	$10.25	$10.29	$10.60	$—	$10.65	$—	$—

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the December 31, 2023 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily	6.95%	5.38%
Industrial	7.31%	5.60%

These assumptions are determined by our independent valuation advisor and reviewed by the Adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Industrial Investment Values	Multifamily Investment Values
Discount Rate	0.25% decrease	2.03%	1.99%
(weighted average)	0.25% increase	(1.82)%	(1.88)%
Exit Capitalization Rate	0.25% decrease	2.99%	3.06%
(weighted average)	0.25% increase	(2.67)%	(2.74)%

Status of Our Current Public Offering

Our public offering was declared effective by the SEC on July 22, 2022, and we are currently offering on a continuous basis up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares in our primary offering and up to $1.0 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold 532,596 Class D, 4,957,091 Class I and 53,776 Class S shares in the primary offering for total proceeds of approximately $57.5 million. We have issued 7,244 Class D, 39,459 Class I and 741 Class S shares for a total value of approximately $497,000 pursuant to our distribution reinvestment plan. As of the date hereof, we have not sold any Class T shares in this offering. We intend to continue selling shares in the public offering on a monthly basis.

Experts

The following disclosure is added to the “Experts” section of the Prospectus.

The amounts of the estimated market values of our investments in real estate as of December 31, 2023 presented on page 2 of this Supplement under the section “December 31, 2023 NAV Per Share” have been prepared by SitusAMC Real Estate Valuation Services, LLC, an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations and appraisals. SitusAMC Real Estate Valuation Services, LLC will not calculate or be responsible for our NAV per share for any class of our shares.

Suitability Standards

In the “Suitability Standards” section, the following supersedes and replaces the standard for Ohio investors.

Ohio Investors. Purchasers residing in Ohio may not invest more than 10% of their liquid net worth in us, our affiliates and other public, non-listed REITs. For purposes of Ohio’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Form of Subscription Agreement

The Form of Subscription Agreement included as Appendix C in the Prospectus is superseded and replaced with the Form of Subscription Agreement attached as Appendix A to this supplement.

Appendix A

Form of Subscription Agreement

Subscription Agreement for Shares of Common Stock of J.P. Morgan Real Estate Income Trust, Inc. J.P Morgan ASSET MANAGEMENT 1. Your Investment Investment Amount $ Initial Purchase Subsequent Purchase Investment Method By mail By wire Attach a check to this agreement. Make all checks payable to: J.P. MORGAN REAL ESTATE INCOME TRUST SS&C GIDS, Inc. PO Box 219125 Kansas City, MO 64121-9125 Name: SS&C GIDS, Inc. AS AGENT FOR J.P. MORGAN ALTERNATIVES Bank Name: UMB ABA: 101000695 DDA: 9872585712 For Further Credit: J.P. Morgan Real Estate Income Trust, Inc – [Share Class] Reference: [Subscriber Name] Broker-dealer/Investment Professional will make payment on your behalf * Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third-party checks, or travelers checks are not accepted. Share Class Selection (required) Share Class T (Fund Number 7007) (Minimum investment $2,500) Share Class S (Fund Number 7006) (Minimum investment $2,500) Share Class D (Fund Number 7008) (Minimum investment $2,500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) Share Class I (Fund Number 7009) (Minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) Are you (1) a J.P. Morgan Real Estate Income Trust, Inc. executive officer or director or their immediate family member or (2) an officer or employee of the Adviser, J.P. Morgan or other affiliate or their immediate family member? (required) A J.P. Morgan Real Estate Income Trust, Inc. executive officer or director or their immediate family member An officer or employee of the Adviser, J.P. Morgan or other affiliate or their immediate family member Not Applicable 2. Ownership Type (Select only one) A. Account Type Brokerage/Custodial Account Number Taxable Account Type Individual or Joint Tenant with Rights of Survivorship Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See Section 3C.) Tenants in Common Community Property Uniform Gift/Transfer to Minors State of Trust (Include Certification of Investment Powers Form. Required if not using a custodian.) Corporation / Partnership / Other (Corporate Resolution or Partnership Agreement Required) Non-Taxable Account Type If an IRA account type is selected, custodian information MUST be provided below. IRA Roth IRA SEP IRA SIMPLE IRA Pension Plan (Include Certification of Investment Powers Form. Required if not using a custodian.) Other B. Third Party Custodial Information Custodian Information (to be completed by custodian): Name Tax ID # Phone # FRM-ALT-NTR-SUBAGMT0124

C. Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other (Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B) Entity Name Tax ID # Date of Trust Exemptions (See Form W-9 instructions at www.irs.gov) Residential Street Address City State Zip Code Entity Type (Select one. Required) Retirement Plan Trust S-Corp C-Corp LLC Partnership Exempt payee code (if any) Other (please indicate) Jurisdiction (if Non-U.S.) Exemption from FATCA reporting code (if any) (Attach a completed applicable Form W-8) D. Benefit Plan Investor Are you a “Benefit Plan Investor” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) )? YES NO If “Yes”, what percentage of your assets constitute “plan assets” under Similar Law1 ? % You shall immediately notify SS&C GIDS, Inc. upon any change in the percentage of your assets that constitute “plan assets” under Similar Law. If the answer to Question 2C is “No”, and after the date hereof you become a Benefit Plan Investor, you shall immediately notify SS&C GIDS, Inc. as to what percentage of your assets constitute “plan assets” under Similar Law. Thereafter, you shall immediately notify SS&C GIDS, Inc. upon any change in the percentage of your assets that constitute “plan assets” under Similar Law. 3. Investor Information A. Investor Name (Investor/Trustee/Executor/Authorized Signatory Information) (Residential street address MUST be provided.) First Name MI Last Name Social Security Number/Tax ID Date of Birth (MM/DD/YYY) Residential Street Address City State Zip Code Daytime Phone Number Mailing Address (if different than above) City State Zip Code Email Address If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required) Resident Alien Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Oct 2021) Country of Citizenship 1 “Similar Law “ means any federal state, local, non-U.S. or other law or regulation that contains one or more provisions that are (i) substantially similar to any of the fiduciary responsibility or prohibited transactions contained in Title I of ERISA or Code $4975, and/or (ii) substantially similar to the provisions of the Plan Asset Regulation or otherwise provide that the assets of the Corporation could be deemed to include “plan assets” under such law or regulation. FRM-ALT-NTR-SUBAGMT0124

B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable) First Name MI Last Name Social Security Number/Tax ID Date of Birth (MM/DD/YYY) Residential Street Address City State Zip Code Daytime Phone Number Mailing Address (if different than above) City State Zip Code Email Address If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required) Resident Alien Non-Resident Alien Country of Citizenship (Attach a completed Form W-8BEN, Rev. Oct 2021) C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.) Name of Beneficiary SSN Date of Birth (MM/DD/YYY) Primary Secondary % Name of Beneficiary SSN Date of Birth (MM/DD/YYY) Primary Secondary % SSN Date of Birth (MM/DD/YYY) Primary Secondary % Name of Beneficiary SSN Date of Birth (MM/DD/YYY Primary Secondary % FRM-ALT-NTR-SUBAGMT0124 Page 3 of 8 .

4. Select How You Want to Receive Your Distributions (Select only one) You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON. If you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON, you will receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. Step 1: Cash Distribution Election A) If you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON, you are not automatically enrolled in the Distribution Reinvestment Plan. If you want to receive cash distributions: a. Non-Custodial Investors: complete Section 4.A. or 4.C. b. Custodial Investors: complete Section 4.B. B) If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan. If you want to elect to receive cash distributions: a. Non-Custodial Investors: complete Section 4.A. or 4.C. b. Custodial Investors: complete Section 4.B. Step 2: Distribution Reinvestment Election A) If you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON, initial here to enroll in the Distribution Reinvestment Plan and continue to Section 5 B) If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan. If you want to remain enrolled in the Distribution Reinvestment Plan, continue to Section 5. Cash Distribution Information (Only complete the Cash Distribution Information section below if you do not wish to enroll in the Distribution Reinvestment Plan) For Custodial held accounts, if you are not enrolled in the Distribution Reinvestment Plan, the funds must be sent to the Custodian. 4.A. Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.) 4.B. Cash/Check Mailed to Third Party/Custodian Name/Entity Name/Financial Institution Mailing Address City State Zip Code Account Number (Required) 4.C. Cash/Direct Deposit Attach a pre-printed voided check. (Available for Non-Custodial Investors only.) I authorize J.P. Morgan Real Estate Income Trust, Inc. or its agent to deposit my distributions into my checking or savings account. This authority will remain in force until I notify J.P. Morgan Real Estate Income Trust, Inc. in writing to cancel it. In the event that J.P. Morgan Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. City State Zip Code Mailing Address Financial Institution Name Your Bank's ABA Routing Number Your Bank Account Number PLEASE ATTACH A PRE-PRINTED VOIDED CHECK FRM-ALT-NTR-SUBAGMT0124 Page 4 of 8.

5. Broker-Dealer/Investment Professional Information (Required Information. All fields must be completed.) For Investment Advisers Only: Please ensure you have spoken to your JPMorgan Asset Management wholesale representative prior to submitting this Subscription Agreement to ensure it is accepted. If you do not have a JPMorgan Asset Management wholesale representative, please call 1-800-338-4345. Email The Investment Professional must sign below to complete the order. The Investment Professional hereby warrants that he/she is duly licensed and may lawfully sell or advise its clients regarding the purchase of Shares in the state designated as the investor's legal residence. If applicable, the Investment Professional on behalf of the Investment Adviser hereby represents and warrants that it is registered and licensed (or exempt therefrom) with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940 and/or in each state where required. Broker-Dealer/Investment Adviser Investment Professional Name Mailing Address City State Zip Code Telephone Number Investment Professional Number Branch Number E-mail Address Fax Number The undersigned Investment Professional confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales/purchases of securities made through a Broker-Dealer and/or the Investment Adviser which the Investment Professional represents, that he or she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor's prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) has delivered or made available a current Prospectus and related supplements, if any, to such investor and has limited the use of sales literature and other materials with investors to those materials approved in writing by the J.P. Morgan Real Estate Income Trust, Inc.; (v) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) has reasonable grounds to believe that the purchase of Shares, including the particular share class, is a suitable investment for such investor, that such investor meets the suitability standards (including with respect to any State specific requirements) applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) has advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Investment Professional represents and certifies that, if the investor is a “retail customer” as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) a purchase of Shares would be in the best interest of the investor based upon the investor's investment profile and the potential risks, rewards, and costs associated with such an investment and (b) the undersigned has not placed his or her interests ahead of the interest of the investor in recommending such investment and (ii) the undersigned has complied with any applicable enhanced standard of conduct, including, but not limited to, the other requirements of Regulation Best Interest in relation to the proposed purchase of Shares if applicable to such Investment Professional. The undersigned Investment Professional further represents and certifies that, in connection with this subscription for Shares, he or she has not relied on any recommendation from JPMII (as defined below), has complied with and has followed all applicable legal requirements pertaining to the Investment Professional's activities, including Anti-Money Laundering and Customer Identification Programs, and that in any event the investor has been subjected to appropriate identity verification, due diligence, and review by the Broker-Dealer, Investment Adviser, its or their custodian(s), or other obligated third parties in accordance with such requirements. The Investment Professional understands that J.P. Morgan Institutional Investments Inc. (JPMII), the dealer manager for this offering, will not act as the broker-dealer of record in connection with any investment in J.P. Morgan Real Estate Income Trust, Inc. Investment Professional Signature Date Branch Manager (if required by Broker-Dealer) Signature Date 6. Electronic Delivery Form (Optional) Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from J.P. Morgan Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available. You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. I consent to electronic delivery (Initial here) Email If blank, the email provided in Section 3A will be used. FRM-ALT-NTR-SUBAGMT0124 Page 5 of 8

7. Subscriber Signatures J.P. Morgan Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, J.P. Morgan Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account. Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce J.P. Morgan Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows: A. Please Note: All Items in this Section Must Be Read and Initialed Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials B. If you live in any of the following states, please read the following carefully: Alabama, California, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee, and Vermont If I am an Alabama resident, my investment in J.P. Morgan Real Estate Income Trust, Inc. and in the securities of other public, non-listed REITs sponsored by JPMIM may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a California resident, I may not invest more than 10% of my net worth in this offering. If I am an Idaho resident, I have either (a) a net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in J.P. Morgan Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials Initials Initials Initials Initials For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. I have received a copy of the Final Prospectus. I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above. I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. I am purchasing the Shares for my own account. I understand that the transaction price per share at which my investment will be executed will be made available at www.jpmreit. com and in a prospectus supplement filed with the SEC, available at www.sec.gov. I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on J.P. Morgan Real Estate Income Trust, Inc.'s toll-free, automated telephone line, 844-753-6353. If I am a banking entity, as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the rules promulgated thereunder including Regulation VV of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 248) or any successor to such act or regulation (collectively, the “Volcker Rule”), I hereby represent that the acquisition and retention of the Shares meet the requirements of and would not violate any prohibitions set forth in the Volcker FRM-ALT-NTR-SUBAGMT0124 Page 6 of 8

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), my aggregate investment in this offering and in the securities of other public, nonlisted REITs does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other public, non-listed REITs to not more than 10% of such investor's liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Kentucky resident, my investment in J.P. Morgan Real Estate Income Trust, Inc. and its affiliated public, non-listed REITs real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Massachusetts resident, my investment in J.P. Morgan Real Estate Income Trust, Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Missouri resident, no more than ten percent (10%) of my liquid net worth shall be invested in securities being registered in this offering. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act, my aggregate investment in this offering and in the securities of other public, non-listed REITs may not exceed 10% of my net worth. If I am a New Jersey resident, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000 In addition, a New Jersey investor's investment in J.P. Morgan Real Estate Income Trust, Inc., its affiliates, and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. If I am a New Mexico resident I must limit my investment in J.P. Morgan Real Estate Income Trust, Inc. and other public, non-listed REITs to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a North Dakota resident, I have a net worth of at least 10 times my investment in J.P. Morgan Real Estate Income Trust, Inc. If I am an Ohio resident, my investment in J.P. Morgan Real Estate Income Trust, Inc, its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. If I am an Oregon resident, my investment in J.P. Morgan Real Estate Income Trust, Inc. may not exceed 10% of my net worth. Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials Initials If I am a Tennessee resident who is not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in J.P. Morgan Real Estate Income Trust, Inc. may not be more than 10% of my net worth. If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities. Initials Initials Initials Initials If I am a Pennsylvania resident, my investment in J.P. Morgan Real Estate Income Trust, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles). In addition, I understand that there is no minimum offering, and I am cautioned to carefully evaluate J.P. Morgan Real Estate Income Trust, Inc.'s ability to fully accomplish its stated objectives, and to inquire as to the current dollar value of its subscriptions. If I am a Puerto Rico resident, my investment in J.P. Morgan Real Estate Income Trust, Inc., its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. FRM-ALT-NTR-SUBAGMT0124 Page 7 of 8.

In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary. J.P. Morgan Institutional Investments Inc. (JPMII), the dealer manager for this offering, will not act as your broker-dealer of record in connection with any investment in J.P. Morgan Real Estate Income Trust, Inc. I declare that the information supplied above is true and correct and may be relied upon by J.P. Morgan Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Investment Professional (Broker-Dealer/Investment Professional of record) indicated in Section 5 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Investment Professional of record at any time by contacting J.P. Morgan Real Estate Income Trust, Inc. at the number indicated below. I am capable of evaluating investments and investment risks independently (in general and with a non-listed REIT investment) and am exercising independent judgment in making any non-listed REIT investment. I understand that a non-listed REIT investment may not be redeemed except at certain times, which will limit an investor's ability to sell the investment to meet immediate financial needs. SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that: (1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and (4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. J.P. Morgan Institutional Investments Inc. (JPMII), the dealer manager for this offering, will not act as the broker-dealer of record in connection with any investment in J.P. Morgan Real Estate Income Trust, Inc. Shares will be held in your name on the books of J.P. Morgan Real Estate Income Trust, Inc. J.P. Morgan Institutional Investments Inc. (JPMII) will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the shares, contact your broker-dealer or other financial intermediary. Signature of Investor Date X X Signature of Co-Investor or Custodian (If applicable) Date (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY) 8. Miscellaneous If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of J.P. Morgan Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify J.P. Morgan Real Estate Income Trust, Inc. and the Broker-Dealer in writing. The Broker-Dealer may notify J.P. Morgan Real Estate Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 7 above, and J.P. Morgan Real Estate Income Trust, Inc. may rely on such notification to terminate such investor's participation in the Distribution Reinvestment Plan. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of J.P. Morgan Real Estate Income Trust, Inc. J.P. Morgan Real Estate Income Trust, Inc. Investor Services: 844-753-6353 You can access J.P. Morgan Investment Management Inc.'s Form ADV at https://adviserinfo.sec.gov/firm/summary/107038. FRM-ALT-NTR-SUBAGMT0124 Page 8 of 8.